EXHIBIT  (n)(3)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Allan S. Mostoff, Sander M. Bieber, Dilia M. Caballero and Kimberly Dopkin Rasevic and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him in his name, place, and stead, in any and all capacities, to sign any and all registration statements, exemptive applications, no-action letter requests and other regulatory filings made applicable to The Mexico Fund, Inc., and any amendments, exhibits, or supplements thereto, and to file the same, with all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/José Luis Gómez Pimienta José Luis Gómez Pimienta	President, Director and Principal Executive Officer	June 18, 2002
/s/Carlos H. Woodworth Carlos H. Woodworth	Treasurer and Principal Financial and Accounting Officer	June 18, 2002
/s/Juan Gallardo T. Juan Gallardo T.	Director	June 18, 2002
/s/Philip Caldwell Philip Caldwell	Director	June 18, 2002
/s/Claudio X. González Claudio X. González	Director	June 18, 2002
/s/Robert L. Knauss Robert L. Knauss	Director	June 18, 2002
/s/Emilio Carrillo Gamboa Emilio Carrillo Gamboa	Director	June 18, 2002
/s/Jaime Serra Puche Jaime Serra Puche	Director	June 18, 2002